Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of ABB Ltd and ABB Finance (USA) Inc. for the registration of debt securities offered by ABB Finance (USA) Inc. and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to the consolidated financial statements of ABB Ltd, and the effectiveness of internal control over financial reporting of ABB Ltd, included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Zurich, Switzerland

April 23, 2012